SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 22, 2006

PHOENIX TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-17111	04-2685985
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 570-1000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02. Results of Operations and Financial Conditions.

On September 22, 2006, Phoenix Technologies Ltd. (the “Company”) issued a press release announcing revised revenue guidance for the fourth quarter of fiscal year 2006 and a restructuring plan. The Company previously indicated that it expected revenues for the fourth fiscal quarter, ending September 30, 2006, to be in the range of $12.5 million to $14.5 million. The Company now expects revenues for the fourth quarter to be in the range of $8.0 million to $9.0 million. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 20, 2006, the Board of Directors of the Company approved a restructuring through a reduction in workforce to reduce its expenses in an effort to bring costs in line with its current revenue expectations. The Company has reduced its workforce by 14%, from 471 to 403 employees worldwide. Most of the reductions relate to the Company’s enterprise applications business. The Company expects to record a restructuring charge in the aggregate of approximately $2.1 million in the fourth quarter of fiscal year 2006, including approximately $1.9 million for severance related costs, $50,000 for the closure of the office in Munich, Germany, and the balance for other restructuring expenses.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Phoenix Technologies Ltd. Press Release dated September 22, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Scott C. Taylor
Scott C. Taylor Senior Vice President, General Counsel and Secretary

Date: September 22, 2006

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EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release dated September 22, 2006.